Exhibit 10.13

INCENTIVE STOCK OPTION AGREEMENT

THIS AGREEMENT is entered into and effective as of this       day of         ,       (the “Date of Grant”), by and between Transoma Medical, Inc. (the “Company”) and                  (the “Optionee”).

A. The Company has adopted the Transoma Medical, Inc. 2007 Stock Incentive Plan (the “Plan”) authorizing the Board of Directors of the Company, or a committee (the Board or such a committee to be referred to as the “Committee”), to grant incentive stock options to employees (including officers) of the Company and any Subsidiary (as defined in the Plan).

B. The Company desires to give the Optionee an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Optionee an option to purchase shares of the Company’s common stock, $.001 par value (“Common Stock”), pursuant to the Plan.

Accordingly, the parties agree as follows:

Section 1. Grant of Option. The Company hereby grants to the Optionee the right, privilege and option (the “Option”) to purchase                              shares (the “Option Shares”) of Common Stock according to the terms and subject to the conditions hereinafter set forth and as set forth in the Plan. The Option is intended to be an “incentive stock option,” as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 2. Option Exercise Price. The per share price to be paid by Optionee in the event of an exercise of this Option will be $       .

Section 3. Duration of Option and Time of Exercise.

(a)  Exercisability and Expiration. This Option will become exercisable, on a cumulative basis, according to the following schedule:

On or after each of the following dates	Cumulative percentage of shares with respect to which the Option is exercisable

This Option will remain exercisable as to all unexercised Option Shares until 5:00 p.m. (St. Paul, Minnesota time) on the tenth (10th) anniversary of the Date of Grant (the “Time of Termination”).

(b)  Termination of Employment or Other Service.

(i)  Termination Due to Death, Disability or Retirement. In the event that the Optionee’s employment or other service with the Company and all Subsidiaries is terminated by reason of the Optionee’s death, Disability or Retirement (as such terms are defined in the Plan), this Option will remain exercisable to the extent exercisable as of such termination for a period of twelve months after such termination (but in no event after the Time of Termination). Options not exercisable as of such termination will be forfeited and terminated.

(ii)   Termination for Reasons Other Than Death, Disability or Retirement. In the event the Optionee’s employment or other service with the Company and all Subsidiaries is terminated for any reason other than death, Disability or Retirement, or the Optionee is in the employ or service of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Optionee continues in the employ or service of the Company or another Subsidiary), this Option will remain exercisable to the extent exercisable as of such termination for a period of three months after such termination (but in no event after the Time of Termination). Options not exercisable as of such termination will be forfeited and terminated. Notwithstanding the foregoing, if the Optionee’s employment or other service with the Company and all Subsidiaries is terminated for Cause, all rights of the Optionee under the Plan and this Agreement will immediately terminate without notice of any kind, and this Option will no longer be exercisable.

Section 4. Manner of Option Exercise.

(a)  Notice. This Option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained in the Plan and in this Agreement, by delivery, in person, by facsimile or electronic transmission or through the mail of written notice of exercise, to the Company (Attention: Secretary) at its principal executive office in St. Paul, Minnesota. Such notice must be in a form satisfactory to the Committee, must identify the Option, must specify the number of Option Shares with respect to which the Option is being exercised, and must be signed by the person or persons so exercising the Option. Such notice must be accompanied by payment in full of the total purchase price of the Option Shares purchased. In the event that the Option is being exercised, as provided by the Plan and Section 3(b) above, by any person or persons other than the Optionee, the notice must be accompanied by appropriate proof of right of such person or persons to exercise the Option. As soon as practicable after the effective exercise of the Option, the Optionee will be recorded on the stock transfer books of the Company as the owner of the Option Shares purchased, and the Company will deliver to the Optionee one or more duly issued stock certificates evidencing such ownership.

(b)  Payment. At the time of exercise of this Option, the Optionee must pay the total purchase price of the Option Shares to be purchased entirely in cash (including check, bank draft or money order, payable to the order of the Company); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payment to be made, in whole or in part, by tender of a Broker Exercise Notice, by promissory note (to the extent permissible under applicable law) or Previously Acquired Shares (as such terms are defined in the Plan), by a “net exercise” (as described in the Plan), or by a combination of such methods. In the event the Optionee is permitted to pay the total purchase price of this Option in whole or in part with Previously Acquired Shares, the value of such shares will be equal to their Fair Market Value on the date of exercise of this Option.

Section 5. Forfeiture of Option and Option Gain Resulting from Certain Activities

(a)  If, at any time within the longer of two (2) years after the date that Optionee has exercised this Option or two (2) years after the date of the termination of Optionee’s employment with the Company and all Subsidiaries for any reason whatsoever while this Agreement is in effect, Optionee engages in any Forfeiture Activity (as defined below) then (i) this Option shall immediately terminate effective as of the date any such activity first occurred, and (ii) any gain received by Optionee pursuant to the exercise of the Option granted hereunder must be paid to the Company within 30 days of demand by the Company. For purposes hereof, the gain on any exercise of this Option shall be determined by multiplying the number of shares purchased pursuant to this Option times the excess of the Fair Market Value of a share of common stock on the date of exercise (without regard to any subsequent increase or decrease in the Fair Market Value) over the Exercise Price.

(b)  As used herein, Optionee shall be deemed to have engaged in a Forfeiture Activity if Optionee: (i) directly or indirectly engages in any business activity on his or her own behalf or as a partner, shareholder, director, trustee, principal, agent, employee, consultant or otherwise of any person or entity which is in any respect in competition with or competitive with the Company or any Subsidiary, or solicits, entices or induces any employee or representative of the Company or any Subsidiary to engage in any such activity; (ii) directly or indirectly solicits, entices or induces (or assists any other person or entity in soliciting, enticing or inducing) any customer or potential customer (or agent, employee or consultant of any customer or potential customer) with whom Optionee had contact in the course of his or her employment with the Company or any Subsidiary to deal with a competitor of the Company or any Subsidiary; or (iii) fails to hold in a fiduciary capacity for the benefit of the Company and it Subsidiaries all confidential information, knowledge and data, including customer lists and information, business plans and business strategy (“Confidential Data”) relating in any way to the business of the Company and its Subsidiaries for so long as such Confidential Data remains confidential.

(c)  If any court of competent jurisdiction shall determine that the foregoing forfeiture provision is invalid in any respect, the court so holding may limit such covenant either in time, in area or in both, or in any other manner which the court determines, such that the covenant shall be enforceable against Optionee. Optionee shall acknowledge that the remedy of law for any breach of the foregoing covenant not to compete will be inadequate, and that the Company shall be entitled, in addition to any remedy of law, to preliminary and permanent injunctive relief.

Section 6.               Company’s Option to Repurchase Shares.

(a)           Subject to the provisions of Section 6(h) hereof, upon and after the occurrence of any one or more of the Option Events, as hereinafter defined, the Company shall have the irrevocable right and option (the “Call Option”) to purchase from Optionee or Optionee’s heirs, successors, personal representatives or assigns, and Optionee on behalf of his or her heirs, successors, personal representatives or assigns, agrees to sell to the Company upon the exercise of the Call Option all or any part of the shares acquired by Optionee pursuant to this Option. (The Company’s Call Option, and any reference to shares acquired by Optionee pursuant to this Option, shall be deemed to include all other shares of any class or series of the Company’s capital stock acquired by Optionee on account of or with respect to shares acquired pursuant to this Option, whether the acquisition of such shares is by stock dividend, stock split, recapitalization or any other similar means.) The Company may exercise the Call Option in whole or in part and from time to time in its sole discretion; provided, however, the Company may exercise the Call Option no earlier than six months and one day after the exercise of the Option pursuant to which the shares subject to the Call Option were issued. No delay in the exercise of the Call Option by the Company will diminish or terminate the Company’s rights pursuant to the Call Option. The Option Events, as they relate to any Optionee, shall be:

(i)  The express desire of Optionee to sell, assign, pledge, transfer, give or otherwise dispose of or encumber any shares acquired by Optionee pursuant to this Option or any attempt by Optionee to transfer any such shares except in strict compliance with the terms and conditions of this Agreement, whether or not for value. Notwithstanding any other provision of this Agreement, a transfer by Optionee during the lifetime of Optionee for bona fide estate or tax planning purposes, including but not limited to any transfer by gift to a spouse, child, sibling or parent of Optionee or a transfer to a trust, and a transfer following the death of the Optionee pursuant to the terms of the Optionee’s will or the laws of descent and distribution or intestate succession shall not be an Option Event within the meaning of this Section 6(a), provided such transfer complies with the terms and conditions set forth in Section 6(f) hereof. A transfer described in the preceding sentence shall be referred to as a “Permitted Transfer” and a person who acquires shares in a Permitted Transfer as a “Permitted Transferee.”

(ii)  Any attempt by or desire of the Optionee to sell, transfer or dispose of shares acquired pursuant to this Option in any manner whatsoever pursuant to a bona fide offer by a third party to purchase such shares. (Such event shall constitute an Option Event solely with respect to those shares of common stock that the Optionee attempts to or desires to sell, transfer or dispose of to such bona fide third party.)

(iii)  The appointment by a court of competent jurisdiction or otherwise of a receiver, trustee or assignee of Optionee or Optionee’s property.

(iv)  The expiration of thirty (30) days immediately following the date upon which a money judgment entered in a court of record against Optionee becomes final, provided such judgment remains unsatisfied.

(v)  Voluntary application of Optionee for relief under any act of Congress or any of the laws of the several states now or hereafter enacted providing for the relief of debtors.

(vi)  Institution of a levy, garnishment or attachment involving any of the shares acquired by Optionee pursuant to this Option, unless released or discharged within a period of thirty (30) days.

(vii)  Optionee’s termination of employment with the Company or any Subsidiary for Cause.

(viii)  Any purported transfer of all or any part of the shares acquired by Optionee pursuant to this Option upon termination of Optionee’s marital relationship. (Such event shall constitute an Option Event solely with respect to those shares purported to be transferred.)

(ix)  Optionee’s engaging in a Forfeiture Activity as defined in Section 5(b) of this Agreement.

(b)           Within thirty (30) days of the occurrence of anyone or more of the Option Events described in Section 6(a), the Optionee or his or her legal representative, as the case may be, shall notify the Company of the occurrence of the Option Event or Events, the number of shares subject to such Option Event and the address to which the Company shall send any notice in connection with its Call Option.

(c)           Upon the occurrence of the Option Event described in Section 6(a)(ii), Optionee (or his or her legal representative) shall deliver a written notice thereof to the Company, which notice shall specify the Option Event, the bona fide third party purchaser to whom the shares are to be sold, transferred or disposed of, the purchase price or other consideration to be received by Optionee for such shares, and the terms upon which such purchase price or other consideration is to be paid, if applicable. The Company may then exercise its Call Option with respect to all or any part of such shares by delivering a written election to exercise to Optionee (or his or her legal representative) within thirty (30) days after receipt of the written notice from Optionee; provided, however, that such written election to exercise shall provide for a date of exercise and repurchase of the shares subject to the Company’s Call Option that is no earlier than the day that is six months and one day after the exercise of the Option pursuant to which the shares subject to the Call Option were issued. The purchase price for the shares that the Company elects to purchase pursuant to this Section 6(c) shall be the purchase price (or the fair market value of other consideration) to be paid for such shares by the bona fide third party purchaser. If the Company elects not to exercise its Call Option with respect to all or a portion of the shares, Optionee (or his or her legal representative) shall have the right to sell, transfer or dispose of such shares on the terms specified in the written notice to the Company, but only if such transaction is consummated within ninety (90) days after the date on which Company received the written notice of the Option Event from the Optionee.

(d)           Upon the occurrence of anyone or more Option Events, other than the Option Event described in Section 6(a)(ii), the purchase price for the shares that are repurchased by the Company pursuant to the exercise of its Call Option shall be the Fair Market Value thereof, as determined in accordance with the provisions of the Plan. Notwithstanding any other provisions of this Agreement, with respect to any exercise by the Company of its Call Option in connection with an Option Event described in Section 6(a)(ix) hereof, the Company shall be entitled to offset and reduce the total purchase price of the repurchased shares by any amount that Optionee is required to pay to the Company pursuant to Section 5(a)(ii) of this Agreement.

(e)           As determined by the Company in its sole and absolute discretion, the Company shall make payment of the purchase price (determined under Section 6(c) or 6(d) hereof) for any shares that it reacquires pursuant to its exercise of the Call Option by delivering to Optionee or Optionee’s heirs, successors, assigns or personal representatives, as the case may be: (i) the Company’s check in the amount of the purchase price; (ii) the Company’s promissory note in the amount of the purchase price, which promissory note shall provide for a term not to exceed five (5) years and interest on the unpaid balance thereof at a rate which is not less than the incremental borrowing rate of the Company on a note of similar characteristics, and in no case less than the minimum rate required to avoid the imputation of income, original issue discount or a below market rate loan pursuant to Sections 483, 1274 and 11872 of the Code or any successor provisions thereto, as determined by the Company; or (iii) a combination of cash and the Company’s promissory note, as described in (ii), the total of which is equal to such purchase price. Upon receipt of such payment from the Company, Optionee or his or her heirs, successors, assigns or personal representatives, as the case may be, shall deliver to the Company for cancellation the stock certificate or certificates evidencing the shares of common stock being repurchased by the Company pursuant to the exercise of its Call Option, which certificate or certificates shall be duly endorsed for cancellation by the Company. Optionee or his or her heirs, successors, assigns or personal representatives shall have no rights as a shareholder after receipt of payment (whether in cash, a promissory note or a combination thereof) from the Company.

(f)            A Permitted Transferee who acquires shares in a Permitted Transfer, as set forth in Section 6(a)(i) of this Agreement, shall be bound by the terms, conditions, restrictions and obligations of this Section 6 and Section 7 of this Agreement as if such Permitted Transferee were Optionee. As a condition precedent of a Permitted Transfer, the Permitted Transferee shall execute a counterpart of this Agreement or such other and further documents or agreements that the Company in consultation with its counsel deems necessary. Any purported Permitted Transfer that is not in compliance with this Section 6(f) shall be null and void.

(g)           Optionee shall not voluntarily or involuntarily sell, exchange, transfer, pledge, or otherwise dispose of any of the shares acquired pursuant to the exercise of this Option unless Optionee shall first offer to sell such shares to the Company pursuant to the Company’s Call Option as described above.

(h)           The provisions of this Section 6 shall terminate and be of no further force and effect as of the earliest date on which the Company registers a class or series of its common stock under the Securities Exchange Act of 1934, as amended (a “Public Offering”).

Section 7. Rights of Optionee; Transferability.

(a)  Employment or Service. Nothing in this Agreement or the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of the Optionee at any time, nor confer upon the Optionee any right to continue in the employ or service of the Company or any Subsidiary at any particular position or rate of pay or for any particular period of time.

(b)  Rights as a Shareholder. The Optionee will have no rights as a shareholder unless and until all conditions to the effective exercise of this Option (including, without limitation, the conditions set forth in Section 4 of this Agreement and Section 14 of the Plan) have been satisfied and the Optionee has become the holder of record of such shares. No adjustment will be made for dividends or distributions with respect to this Option as to which there is a record date preceding the date the Optionee becomes the holder of record of such shares, except as may otherwise be provided in the Plan or determined by the Committee in its sole discretion.

(c)  Restrictions on Transfer. Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the Plan, no right or interest of the Optionee in this Option prior to exercise may be assigned or transferred, or subjected to any lien, during the lifetime of the Optionee, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. The Optionee will, however, be entitled to designate a beneficiary to receive this Option upon such Optionee’s death, and, in the event of the Optionee’s death, exercise of this Option (to the extent permitted pursuant to Section 3(b)(i) of this Agreement) may be made by the Optionee’s legal representatives, heirs and legatees.

Section 8. Withholding Taxes. The Company is entitled to (a) withhold and deduct from future wages of the Optionee (or from other amounts that may be due and owing to the Optionee from the Company or any Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state and local withholding and employment-related tax requirements attributable to the grant or exercise of, or disqualifying disposition with respect to, this Option or otherwise incurred with respect to this Option, (b) withhold shares of Common Stock from the shares issued or otherwise issuable to Optionee in connection with the Option, or (c) require the Optionee promptly to remit the amount of such withholding to the Company before acting on the Optionee’s notice of exercise of this Option. In the event that the Company is unable to withhold such amounts, for whatever reason, the Optionee agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law. If the Optionee disposes of any of the shares of Common Stock acquired upon exercise of this Option within two (2) years from the date this Option was granted or within one (1) year after the date of exercise of this Option, then, in order to provide the Company with the opportunity to claim the benefit of any income tax deduction, the Optionee shall promptly notify the Company of the dates of acquisition and disposition of such shares, the number of shares so disposed of, and the consideration, if any, received for such shares.

Section 9. Adjustments. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Optionee, will make appropriate adjustment (which determination will be conclusive) as to the number, kind and exercise price of securities subject to this Option.

Section 10. Subject to Plan. The Option and the Option Shares granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of, the Plan. The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Optionee, by execution of this Agreement, acknowledges having received a copy of the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.

Section 11. Miscellaneous.

(a)  Binding Effect. This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

(b)  Governing Law. This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

(c)  Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of this Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of this Option and the administration of the Plan.

(d)  Amendment and Waiver. Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.

(e)  Counterparts. For convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart to be deemed an original instrument, and all such counterparts together constitute the same agreement.

[Remainder of Page Intentionally Left Blank]

The parties to this Agreement have executed this Agreement effective the day and year first above written.

TRANSOMA MEDICAL, INC.

By:

	Its:	Chief Financial Officer

By execution of this Agreement,	OPTIONEE
The Optionee acknowledges having
received a copy of the Plan.
(Signature)

[Name of Optionee]
[Address]
[Address]